Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG Reports Second Quarter 2020 Financial Results
•Net sales of $3.0 billion, 25% lower than the prior year and down about 22% in constant currencies
•Reported earnings per diluted share from continuing operations (EPS) of $0.42 and adjusted EPS of $0.99
•Net sales and EPS were significantly impacted by the effects of the COVID-19 pandemic
•Strong aggregate segment operating margins supported by rapid implementation of cost management actions that resulted in second quarter interim cost savings of about $170 million and more than $20 million of structural cost savings
•Strong liquidity; cash and short-term investments of approximately $2.3 billion at quarter-end; net debt reduced by about $300 million compared to prior quarter and operating cash flow close to prior year levels despite the pandemic

PITTSBURGH, July 16, 2020 – PPG (NYSE:PPG) today reported second quarter 2020 net sales of $3.0 billion, down approximately 25% versus the prior year. Selling prices increased by nearly 2%. Sales volumes were down 24% versus the prior year. The lower sales volumes reflect the negative economic impacts of the COVID-19 pandemic. Unfavorable foreign currency translation impacted net sales by more than 3%, or about $135 million, and acquisition-related sales, net of divestitures, added less than 1% to sales growth.

Second quarter 2020 reported net income from continuing operations was $99 million, or $0.42 per diluted share, and adjusted net income was $235 million, or $0.99 per diluted share. Adjusted net income excludes business restructuring charges of $128 million after-tax, or $0.54 per diluted share, and certain other adjustments detailed in the reconciliation below. Second quarter 2019 reported net income from continuing operations was $270 million, or $1.13 per diluted share, and adjusted net income was $441 million, or $1.85 per diluted share. For the second quarter 2020, the reported and adjusted effective tax rates were about 23% and 25%, respectively. The adjusted effective rate was higher than expected due to the mix of earnings by country. The second quarter 2019 reported and adjusted effective tax rates were approximately 24%. Reconciliations of the reported to adjusted figures are included below.

“We delivered solid operating results in the second quarter, especially considering the significant declines in economic activity in most of the world due to the COVID-19 pandemic. The strongest performance came from our global architectural coatings businesses, which was driven by increased do-it-yourself (DIY) demand of PPG paint products in all major regions,” said Michael H. McGarry, PPG chairman and chief executive officer. “During the quarter, several of our businesses in China, including automotive original equipment manufacturer (OEM) coatings, general industrial coatings, and protective and marine coatings, achieved higher sales volumes year-over-year supported by a recovery in Chinese economic activity. Year-over-year demand was lower across most businesses in other major global regions, but our sequential monthly sales volumes improved in each region during the quarter.

“Our quick and decisive actions at the outset of the pandemic helped to mitigate the earnings impact from the lower demand. Our aggregate segment margins were about 13%, which is a significant improvement versus the depths of the prior recession in 2008/2009 when we experienced similar volume declines, and is measurable proof of the structural cost savings that we have delivered over the past several years. In the quarter, we delivered about $170 million of cost savings from various interim initiatives and more than $20 million of incremental structural savings from business restructuring programs. In June, we initiated a new restructuring program targeting up to $170 million of annualized structural cost savings. In addition, aided by strong working capital management, during the quarter we generated nearly $500 million of cash from operations, similar to second quarter 2019 levels. We also continued our legacy of rewarding shareholders with a 6% quarterly dividend increase, reflecting the resiliency of our business model and capability to generate strong and consistent cash flow.

“As the pandemic continues, our focus remains on the protection of our employees and providing excellent support to our customers with the essential products and services they need to resume and ramp-up their operations,” McGarry added. “Looking ahead, we expect overall economic activity to continue to recover, although at a varied pace across end-use markets and regions given the uncertainty around the ongoing effects of the pandemic. We anticipate positive overall global architectural coatings demand trends to continue, with some moderation from the elevated DIY demand experienced in the second quarter. We expect continued, solid recovery patterns in automotive OEM and general industrial coatings demand in the U.S. and Europe, but still below 2019 levels. Automotive refinish and aerospace coatings sales are expected to be lower until travel and vehicle traffic density return toward more normal levels. Discretionary cost management will continue, particularly in those businesses with longer recovery timelines. We have continued to improve our overall liquidity and will prudently manage cash and our balance sheet.

“Finally, I am very proud and pleased with how our global team is managing through this challenging time, and we are on the path to emerge from this crisis as an even stronger company,” McGarry concluded.

Second Quarter 2020 Reportable Segment Financial Results

•Performance Coatings segment second quarter net sales were about $2.1 billion, down approximately $360 million, or 15%, versus the prior year. Net sales in constant currencies decreased by about 11%. Selling prices increased by nearly 3%, and acquisition-related sales added nearly 1%, or about $20 million, primarily from the Dexmet, Texstars and ICR acquisitions. These gains were more than offset by lower sales volumes of about 15%, or about $360 million, primarily related to the COVID-19 pandemic. Finally, sales were impacted by unfavorable foreign currency translation of about 4%, or about $85 million.

Aerospace coatings sales volumes were down about 30% impacted by lower commercial OEM and after-market activity, partially offset by consistent military demand. Net sales for automotive refinish coatings improved sequentially each month but declined about 35% for the quarter, as higher selling prices were more than offset by lower volumes reflecting the sharp decline in global miles driven and traffic density. Year-over-year net sales, excluding the impact of currency and acquisitions (organic sales), in the architectural coatings – Americas and Asia-Pacific were down slightly, with differences by channel and region. DIY architectural coatings sales volumes were sharply higher in all major regions. Organic sales in the trade/professional channel were mixed, including the unfavorable impact of retail store shutdowns in the U.S., Canada and Mexico, lower residential interior paint activity and decreased overall commercial painting demand. Architectural coatings – Europe, Middle East and Africa (EMEA) organic sales decreased by a low-single-digit percentage, as the impact from mandated retail store closures in the first half of the quarter was nearly offset by very strong and broad-based growth in June as countries re-opened their economies. Sales volumes in protective and marine coatings were down a mid-single-digit percentage and were lower in all major regions except Asia-Pacific due to growth in China.

Segment income for the second quarter was $362 million, down about $65 million, or 15%, year-over-year, including unfavorable foreign currency translation impacts of approximately $10 million. Segment income was impacted by lower sales volumes related to the pandemic, partially offset by cost-mitigation efforts, higher selling prices, and restructuring initiatives. Segment margins matched the prior year second quarter despite sales volumes declining 15%.

•Industrial Coatings segment second quarter net sales were about $950 million, down nearly $650 million, or about 40%, versus the prior-year period. Sales volumes declined by 38%, as a result of the sharp demand decline stemming from the COVID-19 pandemic. Selling prices were modestly higher in the quarter. Unfavorable foreign currency translation lowered net sales by about $50 million, or 3%, versus the prior year.

Automotive OEM coatings sales volumes decreased by nearly 50% year-over-year due to the significant curtailment in global automotive industry production, especially in the first six weeks of the quarter when production declined about 80% in the U.S. and Europe. Global auto production improved during the quarter with China production nearly matching the prior year’s quarterly level, and North American and European production solidly improving in June. Sales volumes for the industrial coatings business were down about 35% in the second quarter due to very weak demand trends in April and May, but also finished with a strong sequential monthly improvement in June. Packaging coatings organic sales increased a low-single-digit percentage year-over-year, as strong U.S. demand was offset by softer Asian demand, including certain customer facility shutdowns due to the pandemic.

Segment income for the second quarter was $34 million, down about $200 million, or approximately 85%, year-over-year, including an unfavorable foreign currency translation impact of $7 million. Segment income was primarily impacted by lower sales volumes due to customer shutdowns related to the pandemic, partially offset by aggressive cost-mitigation actions, restructuring cost savings, and modestly higher selling prices.

The company ended the second quarter with net debt of $4.0 billion, approximately $475 million lower year-over-year. This includes gross debt of $6.3 billion, up $800 million year-over-year, and nearly $2.3 billion of cash and short-term investments, up $1.3 billion versus the prior-year quarter. The company’s $2.2 billion revolving credit facility is currently undrawn.

In addition, today the company reported:
•Third quarter aggregate sales volumes are anticipated to be down 8% to 15%, differing by business and region. The wide range is due to ongoing uncertainty over the demand impacts of the pandemic in various major global regions.
•Total restructuring savings are expected to be $60 to $70 million in the second half of 2020, including benefits from the program approved during the second quarter.
•Corporate expenses were about $50 million in the second quarter and are expected to be $50 to $55 million in the third quarter.
•Net interest expense is expected to be $32 to $36 million in the third quarter, including the higher year-over-year debt balance.
•The company’s global ongoing effective tax rate is expected to be in the range of 23% to 25% for the third quarter of 2020.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.1 billion in 2019. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 5 p.m. ET today, July 16. The company will hold a conference call to review its second quarter 2020 financial performance tomorrow, July 17, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10145698. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available tomorrow, July 17, beginning at approximately 10:30 a.m. ET, through July 31 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode10145698. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 10:30 a.m. ET tomorrow, through July 16, 2021.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2019 Annual Report on Form 10-K and the first quarter 2020 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 16, 2020, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG

Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors' understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2020		Second Quarter 2019
	$	EPS(a)	$	EPS(a)
Reported net income	$99	$0.42	$270	$1.13
Debt extinguishment charge	5	0.02	—	—
Business restructuring-related costs, net(b)	128	0.54	138	0.58
Environmental remediation charges, net	3	0.01	23	0.10
Acquisition-related costs	—	—	8	0.03
Costs associated with accounting investigations	—	—	2	0.01
Adjusted net income, excluding certain items	$235	$0.99	$441	$1.85

	Second Quarter 2020			Second Quarter 2019
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate	$126	$29	23.0%	$363	$86	23.7%
Debt extinguishment charge	7	2	24.3%	—	—	—%
Business restructuring-related costs, net(b)	173	45	26.5%	182	44	24.2%
Environmental remediation charges	4	1	24.6%	30	7	24.3%
Acquisition-related costs	—	—	—%	10	2	23.8%
Costs associated with accounting investigations	—	—	—%	3	1	24.3%
Adjusted effective tax rate, excluding certain items	$310	$77	24.8%	$588	$140	23.8%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Net sales	$3,015	$4,024	$6,392	$7,648
Cost of sales, exclusive of depreciation and amortization	1,703	2,288	3,611	4,361
Selling, general and administrative	766	934	1,671	1,823
Depreciation	91	91	184	177
Amortization	32	35	68	67
Research and development, net	86	111	187	216
Interest expense	41	35	73	66
Interest income	(5)	(7)	(14)	(13)
Business restructuring, net	165	176	172	173
Other charges/(income), net	10	(2)	(5)	(4)
Income before income taxes	$126	$363	$445	$782
Income tax expense	29	86	100	188
Income from continuing operations	97	277	345	594
Income from discontinued operations, net of tax	3	2	3	2
Net income attributable to the controlling and noncontrolling interests	100	279	348	596
Less: Net loss/(income) attributable to noncontrolling interests	2	(7)	(3)	(12)
Net income (attributable to PPG)	$102	$272	$345	$584

Amounts attributable to PPG:
Income from continuing operations, net of tax	$99	$270	$342	$582
Income from discontinued operations, net of tax	3	2	3	2
Net income (attributable to PPG)	$102	$272	$345	$584

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$0.42	$1.14	$1.45	$2.46
Income from discontinued operations, net of tax	0.01	0.01	0.01	0.01
Net income (attributable to PPG)	$0.43	$1.15	$1.46	$2.47

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$0.42	$1.13	$1.44	$2.44
Income from discontinued operations, net of tax	0.01	0.01	0.01	0.01
Net income (attributable to PPG)	$0.43	$1.14	$1.45	$2.45

Average shares outstanding	236.6	236.9	236.6	236.8

Average shares outstanding - assuming dilution	237.6	238.3	237.6	238.1

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2020	2019	2019
Current assets:
Cash and cash equivalents	$2,252	$1,216	$963
Short-term investments	45	57	53
Receivables, net	2,673	2,756	3,332
Inventories	1,706	1,710	1,945
Other current assets	401	431	414
Total current assets	$7,077	$6,170	$6,707

Current liabilities:
Short-term debt and current portion of long-term debt	$1,688	$513	$654
Accounts payable and accrued liabilities	3,055	3,496	3,746
Current portion of operating lease liabilities	171	170	167
Restructuring reserves	320	196	139
Total current liabilities	$5,234	$4,375	$4,706

Long-term debt	$4,613	$4,539	$4,845

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2020	2019	2019
Operating Working Capital (a)	$2,383	$2,215	$2,780
As a percent of quarter sales, annualized	19.8%	15.1%	17.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Net sales
Performance Coatings	$2,069	$2,430	$4,077	$4,538
Industrial Coatings	946	1,594	2,315	3,110
Total	$3,015	$4,024	$6,392	$7,648

Segment income
Performance Coatings	$362	$425	$634	$722
Industrial Coatings	34	235	215	453
Total	$396	$660	$849	$1,175

Items not allocated to segments
Corporate	(50)	(44)	(110)	(91)
Interest expense, net of interest income	(36)	(28)	(59)	(53)
Business restructuring-related costs, net (Note A)	(173)	(182)	(186)	(185)
Environmental remediation charges	(4)	(30)	(12)	(40)
Debt extinguishment charge	(7)	—	(7)	—
Increase in allowance for doubtful accounts related to COVID-19	—	—	(30)	—
Acquisition-related costs	—	(10)	—	(17)
Costs associated with accounting investigations	—	(3)	—	(7)
Income before income taxes	$126	$363	$445	$782

Note A:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
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